Exhibit 23.2

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated December 17, 2021, with respect to the combined financial statements of BHP Petroleum Assets included in the Registration Statement (Form F-4 ) of Woodside Petroleum Ltd for the registration of ordinary shares.

/s/ Ernst & Young

Melbourne, Australia

April 11, 2022